EXHIBIT 97.1
EXHIBIT A
IRON MOUNTAIN INCORPORATED
CLAWBACK POLICY
Introduction
The Board of Directors (the “Board”) of Iron Mountain Incorporated (the “Company”) believes that it is in the best interests of the Company and its shareholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy. The Board has therefore adopted this clawback policy, which (i) provides for the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws in compliance with Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”), (ii) is intended to comply with applicable listing standards adopted by the New York Stock Exchange (the “NYSE”), and (iii) describes certain remedies available to the Board to address executive officers who have engaged in fraudulent or other intentional misconduct (this “Policy”).
Administration
This Policy shall be administered by the Board or, if so designated by the Board, the Compensation Committee, in which case references herein to the Board shall be deemed references to the Compensation Committee. Any determinations made by the Board shall be final and binding on all affected individuals. Subject to any limitation under applicable law, the Board, or, if so designated by the Board, the Compensation Committee, may authorize and empower any officer or employee of the Company to take any and all actions necessary or appropriate to carry out the purpose and intent of this Policy (other than with respect to any recovery under this Policy involving such officer or employee).
Covered Executives
This Policy applies to the Company’s current and former executive officers, as determined by the Board in accordance with Section 10D of the Exchange Act and the listing standards of the NYSE, and such other senior executives who may from time to time be deemed subject to this Policy by the Board (collectively, the “Covered Executives”).
Recoupment; Accounting Restatement
In the event the Company is required to prepare an accounting restatement (an “Accounting Restatement”) of its financial statements to correct an error (i) in previously issued financial statements that is material to the previously issued financial statements or (ii) that is not material to previously issued financial statements but that would result in a material misstatement if (A) the error was left uncorrected in the current report or (B) the error was recognized in the current period, the Board will require reimbursement or forfeiture of any excess Incentive Compensation (as defined below) received by any Covered Executive during the Covered Time Period.
Whether an error is material shall be determined by the Company with the oversight of the Audit Committee, based on the relevant facts and circumstances. For purposes of this Policy, “Incentive Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure.
Covered Time Period
Incentive Compensation is subject to required recovery pursuant to this Policy if it is received by a Covered Executive during the three completed fiscal years preceding the date on which the Company is required to prepare an Accounting Restatement, or any transition period within or following those fiscal years (the “Covered Time Period”).
The Company is deemed to be “required” to prepare an Accounting Restatement upon the earlier of the following:

•the Board, a committee thereof, or any of the Company’s executive officers concluded or reasonably should have concluded that the Company is required to prepare an Accounting Restatement due to material noncompliance of the Company with any financial reporting requirement; or
•a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement.
Incentive Compensation
For purposes of this Policy, Incentive Compensation includes any of the following (provided that such compensation is granted, earned, or vested based wholly or in part on the attainment of a financial reporting measure):
·annual bonuses and other short- and long-term cash incentives;
·stock options;
·stock appreciation rights;
·restricted stock units;
·performance units; and
·shares of stock or other equity awards issued under our employee stock purchase plan.
For the purposes of this Policy, “financial reporting measures” are measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements and any measures derived in whole or in part from such measures, which may include, but are not limited to, the Company’s:
·stock price;
·total shareholder return;
·revenues;
·net income;
·profitability of one or more reportable segments;
·earnings before interest, taxes, depreciation, and amortization (“EBITDA”);
·adjusted EBITDA;
·funds from operations;
·return on invested capital;
·liquidity measures such as working capital or operating cash flow; and
·earnings measures such as earnings per share or adjusted funds from operations per share.
A financial reporting measure need not be presented within the financial statements or included in a filing with the Securities and Exchange Commission in order to constitute a financial performance measure under this Policy.
This Policy applies to all Incentive Compensation received by a Covered Executive (i) after such person began service as a Covered Executive, (ii) who served as a Covered Executive at any time during the performance period for that Incentive Compensation, (iii) while the Company has a class of securities listed on a national securities exchange or a national securities association; and (iv) during the Covered Time Period.
Incentive Compensation will be deemed “received” for purposes of this Policy in the fiscal period during which the applicable financial reporting measure is attained, even if the payment or grant occurs after the end of that period.

Excess Incentive Compensation: Amount Subject to Recoupment
The amount to be recouped from a Covered Executive in the event of an Accounting Restatement, as required by this Policy and Rule 10D-1 under the Exchange Act, will be the amount of Incentive Compensation received by the Covered Executive in excess of what would have been received if the Incentive Compensation was determined based on the restated financial statements, as determined by the Board, without regard to any taxes paid. The Company is required to recoup excessive Incentive Compensation received by a Covered Executive regardless of whether such Covered Executive engaged in any misconduct and regardless of fault.
If the Board cannot determine the amount of excess Incentive Compensation received by the Covered Executive directly from the information in the restated financial statements (e.g., in the event that the Incentive Compensation is based on the Company’s stock price or total shareholder return), then the Board will determine such excess amount on a reasonable estimate of the effect of the accounting restatement on the applicable measure.
The Board shall recover any excess Incentive Compensation in accordance with this Policy unless such recovery would be impracticable, as determined in accordance with Rule 10D-1(b)(iv) under the Exchange Act and the listing standards of NYSE. In order for the Company to determine that recovery would be impracticable, a majority of the Company’s independent directors, or, if so designated by the Board, the Compensation Committee, must conclude the following:
•the direct expense paid to a third party to recover the Incentive Compensation would exceed the amount of the Incentive Compensation to be recovered, provided that the Company has (A) made a reasonable attempt to recover such excess and (B) provided documentation of such attempts to the NYSE;
•recovery would violate home country law where that law was adopted prior to November 28, 2022, provided, that the Board is presented with an opinion of home country counsel to that effect and such opinion is acceptable to the NYSE; or
•the recovery of the Incentive Compensation would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to the Company’s employees, to fail to meet the requirements for qualified pension, profit-sharing, and stock bonus plans under Section 401(a)(13) of the U.S. Internal Revenue Code or the minimum vesting standards under Section 411(a) of the U.S. Internal Revenue Code.
Method of Recoupment
The Board will determine, in its sole discretion, the method for recouping Incentive Compensation hereunder, which may include, without limitation:
•requiring reimbursement of cash Incentive Compensation previously paid;
•seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards;
•offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive;
•cancelling outstanding vested or unvested equity awards; and/or
•taking any other remedial and recovery action permitted by law, as determined by the Board.
Fraudulent and Other Intentional Misconduct
If the Board determines that a Covered Executive has engaged in fraudulent or other intentional misconduct, the Board may take a range of actions to remedy the misconduct, prevent its recurrence, and impose discipline on such Covered Executive as deemed appropriate by the Board in its sole discretion. Discipline may vary depending on the facts and circumstances, and may include, without limitation, termination of employment, initiating a legal action for breach of fiduciary duty, and recoupment of certain Incentive Compensation, including as required by Section 10D under Exchange Act and as described in this Policy.

No Indemnification
The Company shall not indemnify any Covered Executives against the loss of any incorrectly awarded Incentive Compensation or from any consequence arising therefrom, and the Company shall not pay the premiums on an insurance policy that would cover any Covered Executives’ potential clawback obligations.
Interpretation
The Board is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act, Rule 10D-1, and any applicable rules or standards adopted by the Securities and Exchange Commission or by the NYSE.
Effective Date
This Policy shall be effective as of November 30, 2023 (the “Effective Date”) and, in accordance with NYSE Rule 303A.14, shall apply to Incentive Compensation that is approved, awarded or granted to, or received by, Covered Executives on or after October 2, 2023.
Amendment; Termination
The Board may amend this Policy from time to time in its discretion and may terminate this Policy at any time.
Other Recoupment Rights
The Board intends that this Policy will be applied to the fullest extent of applicable law. The Board may require that any employment agreement, equity award agreement, or similar agreement entered into or amended on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, (a) any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company, including termination of employment or institution of legal proceedings; and (b) any statutory recoupment requirement, including Section 304 of the Sarbanes-Oxley Act of 2022. For the avoidance of doubt, any amounts paid to the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2022 shall be considered (and may be credited) in determining any amounts received under this Policy.
Successors
This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.
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